USCF ETF TRUST

OFFICER CODE OF ETHICS

Purposes of the Code

The reputation and integrity of USCF ETF Trust (the “Trust”) are valuable assets that are vital to the Trust’s success. The principal executive officer, chairperson or president and the principal accounting officer, chief financial officer, principal financial officer or comptroller are Trust officers (“Officers”), and responsible for conducting the Trust’s business in a manner that demonstrates a commitment to the highest standards of integrity.

The Trust has adopted a Code of Ethics under Rule 17j-l under the Investment Company Act of 1940, as amended. The Trust’s Rule 17j-l Code is designed to prevent certain conflicts of interest that may arise when officers, employees, or trustees know about present or future fund transactions, have the power to influence those transactions; and engage in securities transactions in their personal account(s).

The Trust has chosen to adopt an Officer code of ethics (“Officer Code”) for the purpose of promoting:

•	Full, fair, accurate, timely and understandable disclosure in reports and documents Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	that the Trust files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), and in other public communications made by the Trust;
•	Compliance with applicable laws and governmental rules and regulations;
•	The prompt internal reporting of violations of the Officer Code to an appropriate person or persons identified in the Officer Code; and
•	Accountability for adherence to the Officer Code.

This Officer Code should be read in conjunction with the Trust’s other policy statements, including its Rule 17j-l Code of Ethics and its Disclosure Controls and Procedures.

Principles for the Handling of Financial Information and Avoiding Conflicts of Interest

The Trust has adopted the following principles to govern the manner in which Officers perform their duties. Persons subject to these guidelines include the principal executive officer, the principal financial officer, comptroller (or principal accounting officer), and any officer or employee who performs a similar function or who participates in the preparation of any part of the Trust’s financial statements. Specifically, persons subject to this Officer Code shall:

•	Act with honesty and integrity
•	Avoid actual or apparent conflicts of interest with the Trust in personal and professional relationships
•	Provide information to the employees and service providers (adviser, administrator, independent registered public accounting firm, outside counsel, custodian, etc.) of the Trust that is accurate, complete, objective, relevant, timely, and understandable

•	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Trust’s periodic reports
•	Comply with the federal securities laws and other applicable laws and rules, such as the Internal Revenue Code
•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or subordinating independent judgment to another end
•	Respect the confidentiality of information acquired in the course of their work, except where disclosure is expressly permitted or is otherwise legally mandated
•	Record (or participate in the recording of) entries in the Trust’s books and records that are accurate
•	Refrain from using confidential information for personal advantage
•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Officers, Trust’s Chief Compliance Officer (“CCO”) or Fund counsel, as appropriate.

Violations of the Code

Any action that directly or indirectly contravenes one or more of the Principles outlined above shall be treated as a violation of this Officer Code unless good cause for such apparent contravention is found to exist.

Dishonest or unethical conduct or conduct that is illegal will constitute a per se violation of this Officer Code, regardless of whether this Officer Code refers to that particular conduct.

A violation of this Officer Code may result in disciplinary action, up to and including termination of employment. The Trust must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report as appropriate, non- criminal violations.

Enforcement of the Officer Code Violations

All persons subject to this Officer Code who observe, learn of, or, in good faith, suspect a current or threatened violation of the Officer Code must immediately report the violation in writing to the Trust’s CCO, another member of the Trust’s senior management, or to the Audit Committee of the Board. An example of a possible Officer Code violation is the preparation and filing of financial disclosure that omits material facts, or that is accurate but is written in a way that obscures its meaning.

Disclosure of Existing or Potential Conflicts of Interest

All persons subject to this Officer Code shall file a letter (a “Disclosure Letter”) regarding any transaction or relationship that reasonably appears to involve an actual or apparent conflict of interest with the Trust within ten days of becoming aware of such transaction or relationship. A Disclosure Letter should be prepared regarding these transactions or relationships whether you are involved or have only observed the transaction or relationship. All Disclosure Letters shall be submitted to the CCO, or if it is not possible to disclose the matter to the CCO, then the Disclosure Letter shall be submitted to another member of the Trust’s senior management or to the Audit Committee of the Board.

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An executive officer of the Trust or the Audit Committee will review all Disclosure Letters and determine whether further action is warranted. All determinations will be documented in writing and will be maintained by the CCO or other appropriate officers of the Trust.

Outside Service Providers

Because service providers to the Trust, such as the administrator, independent registered public accounting firm, and custodian, provide much of the work relating to the Trust’s financial statements, all persons subject to this Officer Code should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct. Officers should report these actions to the CCO even if he or she knows, or thinks, that the service provider has its own code of ethics covering persons who are Trust Officers or employees.

Non-Retaliation Policy

Officers who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

Annual Certification

Officers will receive training on the contents and importance of this Officer Code and related policies and the manner in which violations must be reported and how Disclosure Letters must be submitted. Each Officer will be asked to certify on an annual basis that he or she is in full compliance with the Officer Code and any related policy statements.

Questions about the Code

The Trust’s Board has designated the Trust’s CCO to implement and administer this Officer Code. Any questions about this Officer Code should be directed to the CCO.

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USCF ETF TRUST

1999 Harrison Street, Suite 1530

Oakland, CA 94612

Acknowledgment Regarding

OFFICER CODE OF ETHICS

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of USCF ETF TRUST’s Officer Code of Ethics (“Officer Code”). I have read the Officer Code and understand that it contains the expectations of USCF ETF TRUST regarding officer ethical conduct. During such year, I have complied with the Officer Code in all respects. I also understand that the Officer Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment or retention.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with USCF ETF TRUST’s Officer Code of Ethics.

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